Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-265645 on Form S-4 of our reports dated April 25, 2022, relating to the consolidated financial statements of Silicon Motion Technology Corporation and subsidiaries and the effectiveness of Silicon Motion Technology Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 20-F for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche

Taipei, Taiwan

Republic of China

July 11, 2022